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                                                                 EXHIBIT 10.20

                            [PEGASUS LETTERHEAD]

December 20, 1995



Bruce W. Wolf
Vice President - Distribution Marketing
MARRIOTT INTERNATIONAL, INC.
One Marriott Drive, Dept. 939.07
Washington, DC 20058

Dear Bruce,

As I mentioned in our conversation today, TravelWeb(TM) is continually receiving a great amount for publicity. In fact, TravelWeb(TM) was just named one of the Top 50 Sites by Home Computing Magazine and TravelWeb(TM) is currently receiving more than 35,000 page accesses per day. I imagine after the booking capability goes live next week, the publicity will become enormous.

THISCO is currently working with Marriott in the development of the UltraSelect interface. Therefore, the only necessary element to begin taking Marriott bookings via TravelWeb(TM) is page building.


THISCO would like to propose the following fees for the creation of TravelWeb(TM) 'electronic brochures' for Marriott International. Fees include all picture processing, data entry, and page construction for pages to be created and published on the Internet's World Wide Web. Several brochure price options are included due to the variety of Marriott International properties.

   Number
   ------
of Properties           Brochure option
-------------           ---------------

    750                 One page brochure (Hotel Start page only)  $75.00
                                - basic property information
                                - general description
                                - appropriate Marriott brand logo

    125                 Two page brochure                          $190.00
                                (Hotel Start page and Hotel Start Picture page)
                                - same as one page option plus a property photo
                                  page
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December 20, 1995
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   125                  Five page brochure           $550.00
                                (Hotel Start page plus (4) additional pages)
                                - Hotel Start Picture page
                                - Area Information page
                                - Rooms page
                                - Additional picture page

Page options in the five page brochure can be modified according to the property being built.

Each additional page built will be involved on an individual basis according to the following:

                        Picture Processing per Image    35.00
                        Data Entry per page             15.00
                        Construction per page           65.00
                                                        -----
                                             $115.00 per page

Pages built which can be shared by more than one property can be accessed from each applicable brochure. For example, an Area Information page can be shared by several properties within a common destination. These pages would only be invoiced for page building one time.

Also, as we agreed, THISCO will link Marriott International's website with TravelWeb's booking capabilities at no additional fee. Efforts will be made to make this link transparent to the customer.

All of the above fees are based on the assumption that Marriott International provides acceptable quality 35mm slide images as well as complete digital information for each property. (Digital information would be supplied via the TravelWeb(TM) page building diskettes.) All prices are preferred rates based on the volume of page building for Marriott International. The above fees assume the Marriott International brochures will be developed using TravelWeb(TM) standards.

Monthly maintenance fees of $2.50 will be assessed for each Marriott International property with a maximum fee cap of $1,000.00 per month.

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December 20, 1995
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The proposal is valid until 12/31/95.
All page production and maintenance fees presented in this proposal will be valid through

THISCO will have each Marriott International "electronic brochures" prepared for review within 3 weeks of receipt of all automated information and images. THISCO retains the rights to the design and other intellectual property developed or utilized as part of this project except for the Marriott supplied information. Marriott assumes TravelWeb has the legal right and authority to the intellectual property described above.

Fees for this project would be due and payable on the following schedule:

        FEE                     DATE
        ---                     ----

        50% of page creation    Upon acceptance of this bid and prior to
                                commencement of page production

        50% of page creation    Upon completion of the brochures and prior to
                                any "live" presentation of the Internet

        Maintenance             Monthly following display on the Internet

If the fees and terms are acceptable, please indicate your acceptance below.

Once again, Bruce, we are eager to begin working with Marriott International so please fell free to call me with any questions or comments. Thank you for your interest.

Sincerely,                              AGREED TO AND ACCEPTED BY:


/s/JOHN F. DAVIS, III                   /s/BRUCE WOLFF
--------------------------              ---------------------------
John F. Davis, III                      Bruce Wolff
President                               Vice President - Marketing Distribution

cc:  Charles Zug
     Kendall Paine